Exhibit 99.1

For Immediate Release	Media Contact:	Investor Relations Contact:
February 5, 2006	Don H. Olsen	John R. Heskett
	(281) 719-4175	(801) 584-5768
(281) 513-8136

HUNTSMAN ENDS DISCUSSIONS ON COMPANY’S SALE

Fourth Quarter Results Negatively Impacted by Hurricanes

The Woodlands, TX – Huntsman Corporation (NYSE: HUN) announced today that it has terminated discussions regarding existing proposals to acquire the Company.

After careful review of the proposals received, the Company’s prospects and other strategic initiatives available, as well as thorough discussions with the parties, the Board of Directors of the Company and its special committee have concluded that none of the proposals were in the best interests of the shareholders.

Jon M. Huntsman, Founder and Chairman of the Company, said: “The Company appreciates the thoughtful and diligent review by the special committee and the Board of Directors throughout this process, which began with an unsolicited indication of interest. As a shareholder, I fully support this conclusion. While the last proposals were above the price of our IPO last year I believe they were not adequate, particularly in light of the risks, uncertainties and extended timing of the proposed transactions.

“Moreover, there are significant opportunities for our Company going forward. We believe our historical stock prices have not reflected the full value of our differentiated businesses. Accordingly, we are continuing to evaluate the available alternatives for realizing this potential.”

Peter Huntsman, President and Chief Executive Officer, said: “Like other companies located on the Gulf Coast, our fourth quarter 2005 results were negatively impacted by Hurricanes Rita and Katrina and the unprecedented spikes in energy prices leading up to and during that period. Our largest North American facilities are located where the eye of Rita came ashore and many of our operations in the region were suspended for most the quarter. The Company estimates that Hurricanes Rita and Katrina had a direct negative impact of approximately $140 million on fourth quarter EBITDA or approximately $0.60 per share. In addition, the indirect impact related to these storms was significantly higher than originally anticipated. However, we do not expect continued hurricane impact of any significance into 2006.”

“We are enthusiastic about the global opportunities and prospects we see for 2006 and beyond, including expanding our differentiated businesses and possible divestitures to accelerate our debt reduction.”

The Company expects to release fourth quarter 2005 results on February 24th and will hold a conference call to discuss these results on the same day.

Huntsman is a global manufacturer and marketer of differentiated and commodity chemicals. Its operating companies manufacture basic products for a variety of global industries including chemicals, plastics, automotive, aviation, footwear, paints and coatings, construction, technology, agriculture, health care, textiles, detergent, personal care, furniture, appliances and packaging. Originally known for pioneering innovations in packaging, and later, rapid and integrated growth in petrochemicals, Huntsman today has 11,300 employees, 57 operations in 22 countries and had 2004 revenues of $11.5 billion.

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors. Accordingly, there can be no assurance that the company’s expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.